Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

ASTON/Crosswind Small Cap Growth Fund - Class I
ASTON/River Road Independent Value Fund - Class I
The ASTON/Crosswind Small Cap Growth Fund and the
ASTON/River Road Independent Value Fund (each a "Fund") have each issued Class I shares of beneficial interest.
Each share of the Class I shares of beneficial interest of the respective Fund has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the Aston
Funds.
A description of Class I Shares of ASTON/Crosswind Small
Cap Growth Fund is incorporated by reference to the Post-
Effective Amendment No. 129 to the Registration Statement as filed with the SEC via EDGAR on May 27, 2011
(Accession No. 0001193125-11-153225).

A description of Class I Shares of ASTON/River Road
Independent Value Fund is incorporated by reference to the Post-Effective Amendment No. 130 to the Registration
Statement as filed with the SEC via EDGAR on May 27, 2011
(Accession No. 0001193125-11-153275).


ASTON/DoubleLine Core Plus Fixed Income Fund - Class I and Class N

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of ASTON/DoubleLine Core Plus Fixed Income Fund - Class I and Class N, to the public, all as set forth in and consistent with the provisions of the Registration
Statement relating to the New Series, as such Registration Statement may be amended from time to time, and that such shares, when issued and paid for, shall be validly issued, fully paid and non-assessable.
A description of Class I and Class N shares of the ASTON/DoubleLine Core Plus Income Fund is incorporated by reference to the Post-Effective Amendment No. 133 to the Registration Statement as filed with the SEC via EDGAR on July 13, 2011 (Accession No. 0001193125-11-187686).

DRAFT